Exhibit 99.1

Gladstone Capital Prices Shelf Offering

McLean, VA, April 27, 2007: Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) today announced that it has priced a public offering of 2,000,000 shares of common stock in an underwritten public offering.  Pricing was set at $24.25 per share, and net proceeds from the offering, after deducting expenses payable by the Company, are expected to be approximately $45,625,000.  The proceeds will be used for the repayment of existing short-term debt under the Company’s line of credit.

The underwriters have been granted an option, exercisable for 30 days, to purchase up to 300,000 additional shares of common stock to cover overallotments, if any.   The underwriters of the offering were Robert W. Baird & Co. Incorporated, Ferris, Baker Watts, Incorporated, Oppenheimer & Company, Inc., BB&T Capital Markets, J.J.B. Hilliard, W.L. Lyons, Inc., Davenport & Company LLC, and Morgan Keegan & Company, Inc.

The shares will be sold pursuant to an effective shelf registration statement on Form N-2, and an additional shelf registration statement on Form N-2 filed pursuant to Rule 462(b) under the Securities Act of 1933, that have been filed with the U.S. Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. These securities are only being offered pursuant to a prospectus and prospectus supplement, which may be obtained from the Company’s website at www.GladstoneCapital.com.

Gladstone Capital is a specialty finance company that invests in debt securities consisting primarily of senior term loans, second lien loans, and senior subordinate loans in small and medium sized businesses.   For more information please visit our website at www.GladstoneCapital.com.

For further information contact our Investor Relations department at 703-287-5835.

This press release may include statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the completion of the offering and the application of the net proceeds thereof.  Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-

looking statements include, among others, risks associated with the satisfaction or waiver of closing conditions related to the offering, and, those factors listed under the caption “Risk factors” of the Company’s Prospectus dated April 16, 2007, as filed with the Securities and Exchange Commission on April 17, 2007.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.